EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Appoints Jeanne Beliveau-Dunn to
Board of Directors

BUFFALO, NY, March 6, 2020 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling, announced today the appointment of Jeanne Beliveau-Dunn to its Board of Directors, effective March 2, 2020. The addition of Ms. Beliveau-Dunn as an independent director, brings the Columbus McKinnon Board to nine directors, all of whom are independent and two of whom are women. She will serve on the Compensation and Succession Committee, and also the Corporate Governance and Nomination Committee.

“Jeanne is a visionary technology executive with a demonstrated track record of success in strategy deployment, planning, business structure optimization, and product and service creation,” commented Richard H. Fleming, Chairman of the Board and Interim CEO. “As a leading voice on digitization, the internet of things and collaborative knowledge systems, we are confident that she will provide valuable perspectives as we advance Phase III of our Blueprint for Growth strategy to further evolve into an industrial technology company.”
Ms. Beliveau-Dunn has more than 30 years of experience as a technology executive and is a recognized transformational leader that has successfully created differentiated strategies for growth and market leadership. Since 2018, Ms. Beliveau-Dunn has been the chief executive officer and president of Claridad LLC, a digital and internet of things consulting company. Previously, she was at Cisco Systems Inc. for 22 years which included eleven years as Vice President and General Manager of Services. Prior to Cisco, Ms. Beliveau-Dunn ran business operations at Micronics Computers and the secure systems product lines for Wang Laboratories.
Ms. Beliveau-Dunn served as President of the Board of the IoT Talent Consortium, a membership-driven non-profit organization from 2016 through March 2018. She currently serves on the Boards of Directors of Xylem Inc. (NYSE: XYL), a leading global water technology company, and Edison International (NYSE: EIX) and its subsidiary Southern California Edison (SCE), one of the nation’s largest electric utilities.
Ms. Beliveau-Dunn is a graduate of the University of Massachusetts, Massachusetts Institute of Technology’s executive leadership program, Harvard University’s accelerated master’s in business administration program for executives and is an active National Association of Corporate Directors fellow. Highly recognized by several organizations for her governance leadership, Ms. Beliveau-Dunn was recently recognized by Women Inc. as one of the Most Influential Corporate Directors in 2018.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Magnetek is a brand of Columbus McKinnon Corporation. Comprehensive information on Columbus McKinnon is available at www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the effectiveness of the Company’s 80/20 Process to simplify operations, the ability of the Company’s Operational Excellence initiatives to drive profitability, the success of the Company’s efforts to Ramp the Growth Engine, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com